 As filed with the Securities and Exchange Commission on March 8, 2023

                 Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZENVIA INC.

(Exact name of registrant as specified in its charter)

The Cayman Islands	98-1598403
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Avenida Paulista, 2300, 18th Floor, Suites 182 and 184 São Paulo, São Paulo, 01310-300 Brazil
(Address of Principal Executive Offices, including zip code)

Zenvia Inc. 2023 Long-term Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 (212) 947-7200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.

The information required by Item 1 of Part I of this Registration Statement on Form S-8 (this “Registration Statement”) is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the 2023 Incentive Plan covered by this Registration Statement as required by Rule 428(b)(1).

Item 2.         Registrant Information and Employee Plan Annual Information.

The information required by Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the 2023 Incentive Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which previously have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by Zenvia Inc. (the “Registrant”) are hereby incorporated by reference in this Registration Statement:

(a)

The Registrant’s annual report on Form 20-F filed with the Commission on March 31, 2022 (File No. 001-40628) (the “2021 Form 20-F”), which includes (i) a description of the Registrant’s Class A common shares and (ii) the Registrant’s audited consolidated financial statements as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019; and

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2021.

In addition to the foregoing, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (with respect to any Form 6-K, only to the extent designated therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

The Registrant’s Second Amended and Restated Memorandum and Articles of Association (incorporated by reference herein as Exhibit 4.1) provide that each director or officer of the Registrant shall be indemnified out of the assets of the Registrant against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively “Losses”)) incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of such person’s duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Also, the Registrant expects to maintain director’s and officer’s liability insurance covering its directors and officers with respect to general civil liability which he or she may incur in his or her capacity as such.

In addition, the Registrant has entered, and intends to continue to enter into indemnification agreements with its directors and officers that provide such persons with contractual rights to indemnification as well as additional indemnification beyond that provided in the Registrant’s Second Amended and Restated Memorandum and Articles of Association. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document
4.1

Second Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 99.2 to the Form 6-K furnished to the Commission on December 1, 2022, File No. 001-406628)

4.2*	English translation of Zenvia Inc. 2023 Long-term Incentive Plan dated as of February 28, 2023
5.1*	Opinion of Maples and Calder, Cayman Islands counsel to Zenvia Inc.
23.1*	Consent of Maples and Calder, Cayman Islands counsel to Zenvia Inc. (included in Exhibit 5.1)
23.2*	Consent of KPMG Auditores Independentes Ltda., an independent registered public accounting firm
24.1*	Power of Attorney (included in the signature page to this Registration Statement)
107.1*	Calculation of Filing Fee Tables
* Filed herewith.

Item 9.  Undertakings.

(a)              The undersigned Registrant hereby undertakes:

(1)              To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)              To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)              To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)              To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)              That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)              The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 8, 2023.

ZENVIA INC.

By:	/s/ Cassio Bobsin
Name: Cassio Bobsin
Title: Chief Executive Officer

By:	/s/ Shay Chor
Name: Shay Chor
Title: Chief Financial Officer

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant has signed this Registration Statement on March 8, 2023.

Cogency Global Inc.,
as Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cassio Bobsin and Shay Chor as attorneys-in-fact, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 8, 2023.

	Name	Title

By:	/s/ Cassio Bobsin	Chief Executive Officer
	Name: Cassio Bobsin	(principal executive officer) and Director (Chairman)

By:	/s/ Shay Chor	Chief Financial Officer
	Name: Shay Chor	(principal financial officer and principal accounting officer)

By:	/s/ Paulo Sergio Caputo	Director
Name: Paulo Sergio Caputo

By:	/s/ Eduardo Aspesi	Director
Name: Eduardo Aspesi

By:	/s/ Piero Lara Rosatelli	Director
Name: Piero Lara Rosatelli

By:	/s/ Ana Dolores Moura Carneiro de Novaes	Director
Name: Ana Dolores Moura Carneiro de Novaes